Exhibit 99.2

Verticalnet, Inc.

Pro Forma Shareholders’ Equity (Deficit) – Unaudited

As of June 30, 2003

The Registrant has provided the following pro forma shareholders’ equity (deficit) to detail the effect of both the repurchase of $6.4 million of its 5¼% convertible subordinated debentures due September 2004 and the $1.1 million private placement of its common stock and warrants. The pro forma demonstrates the effect on the Registrant’s shareholders’ equity (deficit) as if these subsequent events had occurred on June 30, 2003. This pro forma supercedes and replaces the pro forma provided in the Form 8-K filed on July 31, 2003.

Actual shareholders’ deficit at June 30, 2003	$(438)
Total cost of inducement	(5,700)
Face value of debentures repurchased	6,407
Common stock and warrants issued as part of inducement	4,463
Write-off of deferred debenture issuance costs	(55)
Proceeds from sale of common stock and warrants	1,140
Private placement costs	(204)

Pro forma shareholders’ equity at June 30, 2003	$5,613